Exhibit 99.1

RYVYL ANNOUNCES NASDAQ COMPLIANCE AHEAD OF ANTICIPATED MERGER WITH ROUNDTABLE; S-4 FILED

SAN DIEGO, CA – January 20, 2026 – RYVYL Inc. (NASDAQ: RVYL) (“RYVYL” or the “Company”), in anticipation of its previously announced merger with RTB Digital, Inc. (“Roundtable”), today announced that it has received formal written confirmation from The Nasdaq Stock Market, LLC (“Nasdaq”) confirming that the Company has regained compliance with Nasdaq’s minimum bid price requirement under Listing Rule 5550(a)(2).

To regain compliance, RYVYL’s common stock was required to maintain a closing bid price of $1.00 or greater for at least ten (10) consecutive business days. Nasdaq confirmed that RYVYL satisfied this requirement, with a closing bid price at or above $1.00 for ten consecutive business days from January 2, 2026 through January 15, 2026. As a result, Nasdaq has determined that the matter is now closed.

In connection with the anticipated merger, RYVYL has filed a Form S-4 registration statement with the U.S. Securities and Exchange Commission. The filing is part of the required regulatory process related to the transaction. No changes to shareholder equity have occurred because of the compliance determination, and the Company’s capital structure remains unchanged.

All material conditions to the merger have been satisfied, apart from SEC approval of the Form S-4 and related customary closing conditions. The Company expects to provide additional updates as the process progresses.

About RYVYL

RYVYL Inc. (NASDAQ: RVYL) operates a digital payment processing business enabling transactions around the globe and provides payment solutions for underserved markets. www.ryvyl.com.

About Roundtable

Roundtable is a Web 3 digital media SaaS platform, providing decentralized publishing, commerce, data, syndication, network distribution, ad sales and operations, as well as community platforms and custom apps for major media and professional journalist brands. For more information visit RTB.io.

RYVYL IR Contact:

Richard Land, Alliance Advisors Investor Relations

973-873-7686, ryvylinvestor@allianceadvisors.com